EXHIBIT 99.1
FAIRFAX News Release
Stock Symbol: FFH (TSX and NYSE)
TORONTO, May 7, 2007
FAIRFAX ANNOUNCES COMPLETION OF CRUM & FORSTER DEBT ISSUE AND RECEIPT OF REQUIRED CONSENTS
Fairfax Financial Holdings Limited (TSX and NYSE: FFH) announced today that its wholly-owned subsidiary Crum & Forster Holdings Corp. (the “Company”) has completed its previously announced offering of US$330 million of 7-3/4% Senior Notes due May 1, 2017 (the “2017 Notes”) at an issue price of 100%. The 2017 Notes were sold on a private basis in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, with registration rights.
Net proceeds of the offering, together with available cash on hand, were used to purchase approximately US$295.7 million of the Company’s 10-3/8% Senior Notes due 2013 (the “2013 Notes”), for total consideration of approximately US$325.7 million, plus accrued and unpaid interest of approximately US$12.1 million, pursuant to the Company’s previously announced tender offer to purchase for cash any and all of the outstanding 2013 Notes.
The Company received consents from holders of approximately US$295.7 million, or 98.6%, of the outstanding 2013 Notes on or prior to midnight, New York City time, on May 4, 2007 (the “Consent Expiration Date”) to adopt amendments to the indenture governing the 2013 Notes in connection with the tender offer and related consent solicitation, and such amendments have become effective.
The pricing information for the tender offer was calculated as of 2:00 p.m., New York City time, on May 4, 2007, and is set forth in the table below.

Total
Consideration
		First Call			Relevant		Tender		(Includes
Security	Maturity	Date/Call	Applicable	Reference	Bloomberg	Reference	Offer	Consent	Consent
Description	Date	Price	Spread	Security	Page	Yield	Yield	Payment	Payment)
10-3/8% Senior Notes due 2013	June 15, 2013	June 15, 2008/ US$1,051.88	50 bps	4.875% UST due 05/31/2008	PX4	4.925%	5.425%	US$30.00	US$1,101.21
The detailed methodology for calculating the total consideration for validly tendered 2013 Notes is outlined in the Company’s Offer to Purchase and Consent Solicitation Statement (the “Statement”) dated April 23, 2007, which is available from the information agent.
Holders who validly tender 2013 Notes after the Consent Expiration Date but on or prior to the Offer Expiration Date (as defined below) will be eligible to receive as consideration the purchase price, which equals the total consideration less the US$30.00 consent payment per US$1,000 principal amount of 2013 Notes.
In addition, holders of all 2013 Notes accepted for payment are entitled to receipt of accrued and unpaid interest in respect of such 2013 Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.
The tender offer will expire, as previously announced, at midnight, New York City time, on May 18, 2007, unless extended or earlier terminated (the “Offer Expiration Date”). Settlement for all 2013 Notes tendered on or prior to the Consent Expiration Date and accepted for payment occurred today, the initial settlement date. Settlement for all 2013 Notes tendered after the Consent Expiration Date, but on or prior to the Offer Expiration Date, is expected to occur promptly following the Offer Expiration Date. Consummation of the tender offer, and payment for tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Statement.
Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The tender agent and information agent is D. F. King & Co., Inc.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the 2013 Notes. The tender offer is being made only pursuant to the Statement.
This press release is neither an offer to sell nor a solicitation of an offer to buy the 2017 Notes. The 2017 Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Requests for documentation should be directed to D. F. King & Co., Inc. at (800) 290-6429 (toll-free). Questions regarding the tender offer and consent solicitation should be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 654-8637 (toll-free) or (212) 449-4914 (collect).
Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.

For further information contact: Greg Taylor, Chief Financial Officer, at (416) 367-4941